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                                                                     EXHIBIT 3.1

                            CERTIFICATE OF AMENDMENT
                         OF CERTIFICATE OF INCORPORATION
                            OF READ-RITE CORPORATION
                             A Delaware Corporation


         Read-Rite Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

         FIRST:        That at a regular meeting of the Board of Directors of
the Corporation, resolutions were duly adopted (in accordance with Section 242 of the General Corporation Law of the State of Delaware) setting forth the proposed amendment of the Restated Certificate of Incorporation of this Corporation, declaring said amendment to be advisable and calling for the approval by the stockholders of the Corporation upon consideration thereof. The resolution setting forth the proposed amendment is as follows:

         RESOLVED:      That the first paragraph of Article IV of the Restated
Certificate of Incorporation of the Corporation be amended in its entirety to read as follows:

                                   "ARTICLE IV
                                   -----------

         This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which this corporation is authorized to issue is Two Hundred and Four Million (204,000,000) shares. Two Hundred Million (200,000,000) shares shall be Common Stock and Four Million (4,000,000) shares shall be Preferred Stock. Each share of Common and Preferred Stock shall have a par value of $0.0001."

         SECOND:        That thereafter, pursuant to a resolution of its Board
of Directors, the Board directed that the amendment be considered at the next annual meeting of the stockholders of this Corporation, and at such meeting, the holders of the necessary number of shares as required by statute voted in favor of said amendment.

         THIRD:         That said amendment was duly adopted in accordance with
the provisions of Section 242 of the General Corporation Law of the State of Delaware.

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         IN WITNESS WHEREOF, Read-Rite Corporation has duly caused this
Certificate of Amendment of Certificate of Incorporation to be signed by Alan S. Lowe. its President and Chief Executive Officer, and attested to by Andrew C. Holcomb, its Secretary, this 22nd day of February, 2001.

                                       READ-RITE CORPORATION
                                       A Delaware Corporation



                                       By: ________________________________
                                           Alan S. Lowe
                                           President and Chief Executive Officer



ATTEST:



By: __________________________________
    Andrew C. Holcomb
    Secretary

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